Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) is made effective as of [•], 2026 (the “Effective Date”), by and between Applied Optoelectronics, Inc., a Delaware corporation (the “Company”), and [•] (the “Executive”). The Company and the Executive are sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of August 5, 2016 (the “Employment Agreement”); and

WHEREAS, the Parties now desire to make certain revisions to the Employment Agreement, as set forth in this Amendment and as approved by the Compensation Committee of the Board of Directors of the Company.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the Parties agree to amend the Employment Agreement as follows:

1. The first paragraph of Section 4(a) is hereby deleted in its entirety and replaced with the following:

“(a) Termination of Employment Outside of a Change of Control. Except as provided in Section 4(b), and subject to satisfaction of Section 4(d), if prior to a Change of Control the Executive’s employment is terminated by the Company for any reason other than Cause or the Executive resigns his or her employment with the Company for Good Reason, then the Executive shall be entitled to receive the following benefits (collectively, the “Regular Severance Benefits”): (i) a payment equal to nine (9) months of Executive’s then current annual Base Salary; (ii) a payment equal to the dollar value of nine (9) months of Executive’s full target bonus percentage as in effect for the twelve (12) month period immediately prior to such termination (for this purpose any performance targets shall be deemed immediately and fully satisfied); and (iii) reimbursement of the continuing coverage premiums under COBRA (the “Continued Coverage”) for up to twelve (12) months following Executive’s termination for Executive and his or her dependents; provided, that, if Executive becomes eligible for medical benefits prior to the expiration of such twelve (12)-month period as a result of Executive’s subsequent employment, then (A) Executive shall notify the Company of such new coverage as soon as possible and (B) the Company shall not make any further payments with respect to the Continued Coverage as of the effective date of such new coverage. The Regular Severance Benefits described in clauses (i) and (ii) above shall be paid to Executive no later than the thirtieth (30th) day following the Executive’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that the Executive will not have any right to receive any portion of the Regular Severance Benefits until the Executive first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall be entitled to only any unpaid then-current Base Salary through and including the date of termination or resignation, and the Executive shall not be entitled to or receive any Regular Severance Benefits. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except for the continuation of health benefits or vested benefits as provided under applicable law or the terms of an applicable benefit plan.”

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2. Section 4(b) is hereby deleted in its entirety and replaced with the following:

“(a) Termination of Employment in Connection with a Change of Control. Subject to satisfaction of Section 4(d), if, within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, the Executive’s employment is terminated by the Company for any reason other than Cause or is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive the following benefits (collectively, the “Change of Control Severance Benefits”): (i) a payment equal to fifteen (15) months of Executive’s then current annual Base Salary; (ii) a payment equal to the dollar value of fifteen (15) months of Executive’s full target bonus percentage as in effect for the twelve (12) month period immediately prior to such termination (for this purpose any performance targets shall be deemed immediately and fully satisfied); (iii) reimbursement for the Continued Coverage for up to fifteen (15) months following Executive’s termination for Executive and his or her dependents; provided, that, if Executive becomes eligible for medical benefits prior to the expiration of such fifteen (15)-month period as a result of the Executive’s subsequent employment, then (A) Executive shall notify the Company of such new coverage as soon as possible and (B) the Company shall not make any further payments with respect to the Continued Coverage as of the effective date of such new coverage; and (iv) accelerated vesting of the Executive’s awards granted under any incentive share plan or equity incentive plan (or similar arrangement) of the Company, meaning that all vesting restrictions shall lapse and all awards granted to the Executive shall be accelerated and fully vested, and all vested options shall be exercisable until the later of (x) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, (y) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms and (z) such longer period (not to exceed twelve (12) months following the “separation from service” (as defined under Section 409A of the Code); provided, however, that the foregoing shall not be construed to cause an incentive stock option to fail to meet the statutory requirements of Section 422 of the Code. The Change of Control Severance Benefits described in clauses (i) and (ii) above shall be paid to Executive no later than the thirtieth (30th) day following the Executive’s “separation from service” (as defined under Section 409A of the Code); provided, that the Executive will not have any right to receive any portion of the Change of Control Severance Benefits until the Executive first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if (i) the Executive’s employment is terminated for Cause within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, or (ii) the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason after the expiration of twelve (12) months from a Change of Control, in each case, then the Executive shall be entitled to only any unpaid then-current Base Salary through and including the date of termination as set forth in Section 4(a) of this Agreement, and the Executive shall not be entitled to or receive any Change of Control Severance Benefits. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except for the continuation of health benefits or vested benefits as provided under applicable law or the terms of an applicable benefit plan.”

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3. Section 4(d) is hereby deleted in its entirety and replaced with the following:

“(d) Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any Regular Severance Benefits or Change of Control Severance Benefits, as applicable, under this Section 4 (other than accrued Base Salary as of the termination date) unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company’s obligations to make and provide the Regular Severance Benefits or Change of Control Severance Benefits, as applicable, (y) any accrued Base Salary through the termination date and (z) vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive’s delivery of the executed release to the Company. If the requirements of this Section 4(d) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Regular Severance Benefits or Change of Control Severance Benefits, as applicable, (other than accrued Base Salary or vested benefits as of the termination date) shall be due to the Executive (or his estate) pursuant to this Agreement.”

4. Except as expressly modified by this Amendment, the terms, covenants, and conditions of the Employment Agreement are hereby ratified and confirmed, and shall continue in full force and effect.

5. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment has been made and entered into as of the Effective Date.

COMPANY:

Applied Optoelectronics, Inc.

By:

Name: [•]

Title: [•]

EXECUTIVE:

[•]

[Signature Page to First Amendment to Executive Employment Agreement]

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